                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

December 10, 2002
                     Cabot Contact:       James P. Kelly
                                          DIRECTOR, INVESTOR RELATIONS
                                          (617) 342-6244
                                          JIM_KELLY@CABOT-CORP.COM

CABOT CORPORATION ANNOUNCES KEMET CONTRACT EXTENSION

BOSTON, MASSACHUSETTS. Cabot Corporation (NYSE:CBT) announced today that it has agreed to an extension of the term of the tantalum supply agreement between Cabot and KEMET Corporation (NYSE:KEM). The extended agreement calls for reduced prices, higher volumes and a term through 2006, and relates to both tantalum powder and tantalum wire products. The minimum total commitment of the contract to Cabot is approximately $121 million, with Cabot having the option to sell additional product to KEMET on certain conditions throughout the term. In connection with this extension, Cabot and KEMET have settled all claims in the litigation regarding the original supply agreement.

Kennett F. Burnes, Chairman and Chief Executive Officer of Cabot stated: "We have worked hard to negotiate an extension of our supply agreement with KEMET which recognizes the realities of today's market conditions and confirms our commitment to work together. This amended agreement brings further stability to Cabot's tantalum business and provides KEMET with a reliable source of high quality tantalum for its capacitor business."

Cabot Corporation is a global specialty chemicals and materials company and is headquartered in Boston, Massachusetts. Cabot's major products are carbon black, fumed silica, inkjet colorants, and capacitor materials. Cabot has approximately 4,500 employees in more than 45 manufacturing plants and offices located in 23 countries around the world. The website address is www.cabot-corp.com.

The foregoing press release includes forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, market supply and demand conditions, fluctuations in currency exchange rates, costs of raw materials, patent rights of others, stock market conditions, demand for our customers' products, competitors' reactions to market conditions, the outcome of pending litigation and other factors. Cabot disclaims any current intention to update any forward-looking statements or reflect events or circumstances after the date of this press release.

                                      ####


                                        5